Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of ICF International, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of ICF International Inc. and subsidiaries on Form S-3 (File No. 333-161896) and on Forms S-8 (File No. 333-190334, File No. 333-168608, File No. 333-165474, File No. 333-159053, File No. 333-150932, File No. 333-142265 and File No. 333-137975).

/s/ GRANT THORNTON LLP

McLean, Virginia

February 28, 2014